Exhibit 99.2

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minneapolis, Minnesota on April 25, 2007 at 2:00 p.m. local time. All shareholders are welcome to attend and take part in the discussion of Company affairs.

Board of Directors

Bradley D. Slye

Chairman of the Board

President, Electro-Sensors, Inc.

P. R. Petersen

President, P. R. Petersen Company

Secretary, Electro-Sensors, Inc.

Joseph A. Marino

President/CEO, Cardia, Inc.

Geoffrey W. Miller

Controller, Wilcox Paper

Director Nominee

Robert W. Heller

President, Heller Capital, Inc.

Officers

Bradley D. Slye

President; CEO and CFO

Peter R. Petersen

Secretary

Transfer Agent & Registrar

American Stock Transfer & Trust Company

Corporate Trust Services

59 Maiden Lane

New York, NY 10038

Auditors

Boulay, Heutmaker, Zibell & Co. P.L.L.P.

7500 Flying Cloud Drive, Ste. 800

Minneapolis, MN 55344

Counsel

Fredrikson & Byron, PA

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Exchange Listing

The Nasdaq Stock Market (Capital Market)

Common Stock

Stock Trading Symbol: ELSE

Form 10-KSB

The Form 10-KSB report included in this annual report to shareholders has been filed with the Securities and Exchange Commission (“SEC”). However, the SEC takes no action to approve or disapprove the report or to pass upon its accuracy or adequacy. This report is not intended to be used, nor may it be used, as a representation, prospectus or circular in respect to any security; it is published and furnished solely as information for the benefit of the Company’s shareholders.

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